Exhibit 10.4

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Federal Taxpayer Identification No.: 26-0287117

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Notice of Grant of Performance Restricted Stock Units and Award Agreement (CEO) (“Award Agreement”)

PART I

Name of Participant: Mark D. Johnsrud

Plan: Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan

Effective February 23, 2018, (“Award Date”) you have been granted an Award of Performance Restricted Stock Units (“Awarded Performance Units”) for settlement in 531,618 shares of NUVERRA ENVIRONMENTAL SOLUTIONS, INC. (the “Company”) common stock, par value $0.01 per share (“Shares”). This Award is not settled in Shares until the vesting date shown below, conditioned upon both the Service Condition and Performance Condition being met.

The Service Condition and Performance Condition will be determined on the vesting date below with respect to the Awarded Performance Units:

Performance Period	Number of Awarded Performance Units	Vesting Date
1/1/2018 through 6/30/2018	265,809	August 7, 2018
7/1/2018 through 6/30/2019	265,809	August 7, 2019

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement (including PART I and PART II), all of which are made a part of this document.

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Signature:	/s/ Joseph M. Crabb	Date: February 23, 2018
Print Name:	Joseph M. Crabb
Title:	Executive Vice President and Chief Legal Officer

PARTICIPANT

Signature:	/s/ Mark D. Johnsrud	Date: February 23, 2018
Print Name:	Mark D. Johnsrud

PART II

General Terms and Conditions

Section 1.    Size and Type of Award. The Performance Units in respect of Shares covered by this Award (“Awarded Performance Units”) are listed in PART I of this Award Agreement (“Award Notice”). This Award Agreement is subject to all of the terms and conditions of the Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan (the “Plan”).

Section 2.    Vesting.

(a)    Vesting Conditions. There are conditions you must satisfy before your Awarded Performance Units will vest:

(i)	You must remain in the continuous service of the Company and/or its Affiliates through the vesting date (the “Vesting Date”) shown in the Award Notice (the “Service Condition”).

(ii)	Any Performance Goal(s) specified in Appendix A of this Award Agreement must be met as of the end of the Performance Period as determined by the Committee in accordance with the terms of the Plan (the “Performance Condition”).

(iii)	Awarded Performance Units (including any adjustments thereto), based on satisfaction of the Performance Condition as determined by the Committee in accordance with the terms of the Plan, will vest and become non-forfeitable on the Vesting Date.

(b)    Vesting Date. The Vesting Date for your Awarded Performance Units, as adjusted, is specified in the Award Notice. If both the Service Condition and the Performance Condition are satisfied on the Vesting Date, you will obtain ownership of the Shares issued upon the settlement of the vested Awarded Performance Units.

(c)    Change in Control. Notwithstanding any provisions of this Award Agreement to the contrary, in the event of a Change in Control (as defined in the Plan) unvested Awarded Performance Units shall become immediately subject to partial vesting as specified in Appendix B of this Award Agreement.

(d)    Forfeitures. Other than as provided in Section 2(e) below, if you terminate service with the Company and/or its subsidiaries prior to the Vesting Date, you will forfeit Awarded Performance Units that are scheduled to vest on the Vesting Date. If you remain in continuous service with the Company and/or its subsidiaries through the Vesting Date but the Performance Condition is not satisfied, you will forfeit the Awarded Performance Units. When you forfeit Awarded Performance Units, all of your interest in the Awarded Performance Units will be canceled.

(e)    Termination Without Cause or For Good Reason. Notwithstanding any provisions of this Award Agreement to the contrary, if prior to the expiration of the Performance Period:

(i)	Your service with the Company and/or its subsidiaries is terminated by the Company other than for Cause (as used in this Award Agreement, “Cause” means “good cause” as defined in Section 8(b)(ii) of your April 28, 2017 Amended and Restated Employment Agreement with the Company (as amended from time to time in accordance with the terms thereof, the “Employment Agreement”)) or your service with the Company and/or its subsidiaries is terminated by you for Good Reason (as used in this Award Agreement, the term “Good Reason” shall mean “good reason” as defined in Section 8(b) of the Employment Agreement), and in either case such termination does not occur within six (6) months prior to or twelve (12) months following a Change in Control (as defined in the Plan), then unvested Awarded Performance Units shall become vested pro rata based on the actual number of days elapsed in the applicable Performance Period as of the date of termination, if any, to the extent Performance Goals are ultimately satisfied.

(ii)	Your service with the Company and/or its subsidiaries is terminated by the Company other than for Cause or your service with the Company and/or its subsidiaries is terminated by you for Good Reason, and in either case such termination occurs within six (6) months prior to or twelve (12) months following a Change in Control, then the provisions of Section 2(c) hereof shall apply upon the occurrence of the Change in Control and unvested Awarded Performance Units shall become immediately subject to partial vesting as specified in Appendix B of this Award Agreement.

(f)    Death or Disability. Notwithstanding any provisions of this Award Agreement to the contrary, in the event your service terminates due to death or disability (within the meaning of Section 22(e)(3) of the Code), all unvested Awarded Performance Units shall fully vest upon your death or disability, subject to your continued service with the Company though the period ending on such termination.

(g)    Definition of Service. For purposes of determining the vesting of your Awarded Shares, you will be deemed to be in the service of the Company and/or its subsidiaries for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company and/or its subsidiaries.

(h)    Voting and Other Rights. You shall have no voting or other rights of a shareholder and will not be treated as an owner of Shares for tax purposes, except with respect to Shares that have been delivered upon the vesting of Awarded Performance Units.

Section 3.    Settlement. As soon as reasonably practicable, but in no event more than 30 days, after any Awarded Performance Units have vested, the Company shall, subject to Sections 4 and 6, issue and deliver to you one or more stock certificates in respect of such Shares issued upon settlement of the vested Awarded Performance Units.

Section 4.    Application of Clawback Policy. Notwithstanding anything in this Award Agreement to the contrary, the Awarded Performance Units and any related Shares shall be subject to adjustment and/or recovery, in whole or in part, following the date on which they become vested and payable if and to the extent (i) required by any applicable law, rule or regulation or (ii) provided under the terms of any clawback policy or other policy of similar import adopted by the Company and in effect on the date the Awarded Performance Units become vested and payable.

Section 5.    No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of service by the Company or its subsidiaries. You may be dismissed or otherwise dealt with as though this Award Agreement had not been entered into.

Section 6.    Taxes. Where any person is entitled to receive Shares pursuant to the Awarded Performance Units granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax that the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

Section 7.    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Participant, to the Participant’s address as shown in the Company’s records. If to the Committee:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Attention:        Compensation Committee of the Board of Directors

              (with a copy to the Chief Legal Officer of the Company)

Section 8.    Restrictions on Transfer. The Awarded Performance Units granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by you other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.

Section 9.    Successors and Assigns. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and each party’s respective heirs, successors and assigns.

Section 10.     Construction of Language. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein or in the Award Notice shall have the meanings assigned to them under the Plan.

Section 11.     Governing Law. This Award Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in the State of Delaware shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Awarded Performance Units, you, and any other person claiming any rights under this Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 12.     Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 13.     Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Awarded Performance Units other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Agreement.

Section 14.     409A Compliance. It is intended that the Awarded Performance Units granted pursuant to this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and all provisions of this Award Notice shall be construed, interpreted, and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. It is further intended that all payments related to, or settlements of, the Awarded Performance Units hereunder qualify for the “short-term deferral” exception under Section 409A.

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APPENDIX A TO

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNITS AND

AWARD AGREEMENT

For the applicable Performance Period, the Awarded Performance Units will vest (i) 80% based on the achievement of a minimum cumulative Adjusted EBITDA during the Performance Period and (ii) 20% based on Total Shareholder Return as compared to the Company’s “peer group” during the Performance Period.

For purpose hereof, the term “Adjusted EBITDA” means, with respect to the Company and its subsidiaries, income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt and non-cash stock-based compensation, excluding extraordinary items, other nonrecurring items, and material out-of-period adjustments, but may also include such other items as the Compensation Committee of the Board, in its discretion, may deem reasonable or appropriate. For the avoidance of doubt, Adjusted EBITDA targets applicable to any performance period need not correspond to any budget, forecast or other financial or operating projections of the Company and shall be established at levels reasonably determined by the Compensation Committee to effectively motivate and reward Participant over the applicable Performance Period.

Performance Period - 1/1/2018 through 6/30/2018

Adjusted EBITDA target (80%) – to be established by the Compensation Committee and communicated to the Participant in writing as soon as reasonably practicable, but in any event not later than March 2, 2018

TSR (20%) – to be established by the Compensation Committee (in consultation with Pearl Meyer & Partners as the Compensation Committee’s outside advisory firm) and communicated to the Participant in writing as soon as reasonably practicable, but in any event not later than March 2, 2018, which communication shall identify companies comprising the peer group as well as methodology for determining the Company’s relative TSR performance

Performance Period - 7/1/2018 through 6/30/2019

Adjusted EBITDA target (80%) – to be established by the Compensation Committee and communicated to the Participant in writing not later than June 30, 2018

TSR (20%) – to be established by the Compensation Committee and communicated to the Participant in writing not later than June 30, 2018, which communication shall identify companies comprising the peer group as well as methodology for determining the Company’s relative TSR performance

APPENDIX B TO

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNITS AND

AWARD AGREEMENT

Upon a Change in Control, if the enterprise valuation of the Company reflected in the Change in Control transaction is at least $200 million, then the unvested portion of Awarded Performance Units would vest as follows:

(i) enterprise valuation of $200 million, 25% of unvested Awarded Performance Units vest;

(ii) enterprise valuation from $200 million to $250 million, vesting percentage of unvested Awarded Performance Units determined by linear interpolation between 25% and 50%;

(iii) enterprise valuation of $250 million, 50% of unvested Awarded Performance Units vest;

(iv) enterprise valuation from $250 mill to $300 million, vesting percentage of unvested Awarded Performance Units determined by linear interpolation between 50% and 100%; and

(v) enterprise valuation of $300 million or more, 100% of unvested Awarded Performance Units vest.

If the enterprise valuation of the Company reflected in the Change in Control transaction is less than $200 million, no vesting of unvested Awarded Performance Units.